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Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

LRx Merger Sub, Inc., a Delaware Corporation

LungRx Limited, a United Kingdom Company

Lung Rx, LLC, a Delaware Corporation

Medicomp, Inc., a Delaware Corporation

United Therapeutics Europe, Ltd., a United Kingdom Company

Unither Biotech Inc., a Canadian Company

Unither.com, Inc., a Delaware Corporation

Unither Neurosciences, Inc., a Delaware Corporation

Unither Pharmaceuticals, LLC, a Delaware Corporation

Unither Pharma, LLC, a Delaware Corporation

Unither Telmed, Ltd, a Delaware Corporation

Unither Therapeutik GmbH, a German Company

Unither Virology, LLC, a Delaware Corporation

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  Exhibit 21
SUBSIDIARIES OF THE REGISTRANT